Exhibit 99.1

Consent to be Named as a Director Nominee

In connection with the filing by Phoenix Energy One, LLC. (the “Company”) of the offering statement on Form 1-A (the “Offering Statement”) with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Offering Statement and any and all amendments and supplements thereto, as a nominee to become a member of the board of directors of the Company, in connection with the completion of the offering contemplated thereto. I also consent to the filing of this consent as an exhibit to such Offering Statement and any amendments thereto.

/s/ Daniel Ferrari
Dated: June 26, 2025	Name:	Daniel Ferrari